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                                                                   EXHIBIT 10.30

                     MANUFACTURER'S REPRESENTATIVE AGREEMENT

                                     BETWEEN

                          MARKETLINK TECHNOLOGIES, LLC

                                       AND

                             CYBERGUARD CORPORATION


         This AGREEMENT ("Agreement") is made by and between Marketlink Technologies, LLC (hereinafter referred to as "Marketlink"), with its principal office located at: 24404 Catherine Road, Suite 300, Novi, MI 48375, and CyberGuard Corporation (hereinafter referred to as "Company" or "CyberGuard"), with its principal office located at 2000 W. Commercial Blvd, Ste 200, Fort Lauderdale, FL 33309.

         WHEREAS, Company desires to retain Marketlink, and Marketlink desires to be retained as the sales representative firm for the Products in the Territory identified below except for House Accounts, all on the terms and conditions set forth in this Agreement,

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto intending to be legally bound, agree as follows:


1.       DEFINITIONS

     A. "Products" shall mean the products manufactured and/or distributed by Company as indicated on Exhibit A of this Agreement.

     B. "Territory" shall mean those geographical areas set forth in Exhibit B of this Agreement.

     C. "Customer" shall mean any Reseller, VAR, System Integrator, Distributor or End User of Company's Products in the Territory, with the exception of "House Accounts" (defined below).

     D. "House Accounts" shall mean those Company's customers and those customers' end users and Resellers in the Territory for which sales (i) are non-commissionable to Marketlink and (ii) do not qualify toward Marketlink's revenue commitments herein. Customers designated by Company as House Accounts are listed in Exhibit F of this Agreement and may be added to or modified from time to time in writing by Company at its sole discretion. In the event that a Customer of Company's Products is designated by the Company as a "House Account" after the effective date of this Agreement, commissions for Product sales, if any, to that Customer are payable to Marketlink for six (6) months following the "House Account" designation. In the event that the newly added customer to the House Account list is an affiliate of a previously herein identified customer of either party, both parties agree to work towards a resolution of the applicable commission payments, if any.

     E. "Net Invoice Price" shall mean the total price at which an order is invoiced to the Customer by the Company prior to any discount offered by Company in compensation
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         for early payment. Excluded from the Net Invoice Price are shipping and mailing costs, duties, taxes, and insurance, and related adjustments granted to the Customer by Company as shown on the face of the Company's invoice.

     F. "Reseller" means a reseller, VAR, system integrator, or distributor of the Company's Products in the Territory, with the exception "House Accounts".

2.       APPOINTMENT AND AUTHORITY OF MARKETLINK

     A. Subject to the terms and conditions of this Agreement, Company appoints Marketlink as the exclusive sales representative firm for the Products in the Territory except for House Accounts, and Marketlink accepts the appointment and agrees to represent and promote the sale of the Products. Notwithstanding anything to the contrary in this Agreement, in no event shall this Agreement or any term herein be interpreted or construed that Marketlink is a reseller or a distributor of the Products. Products can be sold in connection with this Agreement only by the Resellers or directly by the Company. Except as expressly set forth herein, no other rights or licenses are granted to Marketlink hereunder.

     B. Marketlink shall neither advertise the Products outside the Territory nor solicit orders from outside the Territory without the prior written consent of Company.

     C. The relationship of Company and Marketlink established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participant in a joint undertaking, or (iii) allow Marketlink to create or assume any obligation on behalf of Company for any purpose whatsoever. All financial and other obligations associated with Marketlink's business are the sole responsibility of Marketlink.

3.       COMPENSATION

     A. Subject to the terms and conditions of this Agreement and as full payment for any and all services rendered by Marketlink and in consideration of the effort of Marketlink and all of the expenses incurred by Marketlink hereunder, Company agrees to pay to Marketlink, and Marketlink agrees to accept, commissions on sales of the Products to Customers in the Territory as set forth in Exhibit C and this
         Section 3.

     B. The commission shall apply to all Product orders, with the exceptions as specified in Exhibit C, from all Customers in the Territory that have been accepted by Company and which shipments have occurred during the term of this Agreement, whether or not such orders were solicited by Marketlink.

     C. In no case will any compensation paid to Company employees be deducted from commissions due Marketlink.

     D. Commissions will be paid on or before the 30th day of the month following the month in which the Product was invoiced by the Company. Commissions not paid within the agreed payment terms will be subject to finance charges at Annual Interest Rate: 10% or 0.83% per month on balance due.

     E. Company shall have the absolute, unconditional right to chargeback Marketlink for the commissions paid or credited to Marketlink on all shipments (a) not paid by a Customer over ninety (90) days past the invoice date, provided Company re-credits Marketlink for the appropriate commission applied to actual partial or full payments, less fees incurred in the process of collecting the payments, subsequently received by CyberGuard from the Customer, and/or (b) returned by Customer to Company for credit.

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     F.  PAYMENT: Payment of commissions shall be in United States dollars.
         Marketlink shall be responsible for paying all applicable taxes on such commissions.

     G. MONTHLY STATEMENTS: Company shall submit to Marketlink monthly statements of the commissions due and payable to Marketlink under the terms of this Agreement, with reference to the specific Customers on which the commissions are being paid. Provided that it is at no cost to the Company, Company will submit or cause Company's authorized "two-tier distributors" (warehousing entity, such as Techdata Corp. or Ingram) to submit, at No Charge to Marketlink, an electronic report including all sales made in the previous month by named Customer bill to, including separate ship to locations and zip codes.

     H. In the event that: (a) a dispute arises between Marketlink, on one hand, and the Reseller and/or end user, on the other hand, as determined by the Company in its sole reasonable discretion; then that Reseller's end users and/or that end user, as applicable, will become Company's House Accounts hereunder and, notwithstanding anything to the contrary herein, no commissions for sales to those end users will be payable to Marketlink effective from the date those end users become House Accounts.

4.       SALE OF THE PRODUCTS

     A. All sales by the Resellers shall be on terms established by Company and the respective Reseller, and Company shall have the right to establish, change, alter, or amend terms and conditions of sale in its sole discretion and as otherwise set forth in the Reseller Agreement between the Company and the Reseller.

     B. Marketlink shall not accept orders in Company's name, make price quotations or delivery promises without Company's prior written approval. All orders obtained by Marketlink directly shall be submitted to the Company and shall be subject to acceptance by Company at its principal office currently located at the address listed for Company at the beginning of this Agreement, and all quotations by Marketlink shall contain a statement to that effect. Marketlink shall have no authority to make any acceptance/delivery commitments to any Customers.

     C. Company shall have the sole right of credit approval or credit refusal for Customers in all cases.

     D. Company shall render all invoices directly to the Customers. Invoice payments shall be made directly to Company by Customers.

     E. It is expressly understood by Marketlink that full responsibility for all collection rests with Company.

     F. Whenever Marketlink, at Company's request, takes possession of Company's Products for the purpose of assisting the Company in delivering such Products to Customers, the risk of loss or damage to or destruction of such Products shall be borne by Company with the exception of events of Marketlink's damage, destruction or loss of the Products, in which case it shall be borne by Marketlink.

     G. Notwithstanding anything to the contrary, any and all references in this Agreement to the "sale" of the Products shall have the meaning of a "sublicense" of the software portion of the Products and a sale of the hardware portion of the Products, as applicable. All "sales" are subject to the Company's standard terms and conditions.

5.       PRODUCT WARRANTY AND PRODUCT AVAILABILITY

     A. Any warranty for the Products shall run directly from Company to the Customer, and pursuant to the warranty the Customer shall return any allegedly defective Products to


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         Company or designated depot. Marketlink shall have no authority or responsibility to accept any returned Products.

     B. Except for the Limited Warranty set forth in the applicable Company License Agreements, Marketlink shall not provide nor imply any additional Product warranties without the express written consent of Company's corporate officer.

    C. Except for the Limited Warranty set forth in the applicable Company License Agreements, Company makes no warranty or representation to Marketlink or the Customers in connection with the Products or any subject matter contained herein, and expressly disclaims any and all express and/or implied warranties and representations, including without limitation any express and/or implied warranties of merchantability or fitness for a particular use or purpose or non-infringement with respect to any and all Products.

6.       MARKETLINK'S RELATIONSHIP AND CONDUCT OF BUSINESS

     A. Marketlink shall maintain sales offices in the Territory and shall represent and promote the sale of Company's Products within the Territory, except for House Accounts, in order to achieve the revenue commitment herein.

     B. Marketlink will conduct all of its business in its own name. Marketlink will pay all expenses of its office and activities and be responsible for the acts and expenses of its employees, subcontractors and representatives.

     C. Marketlink shall not, without Company's prior written approval, alter, enlarge, or limit orders, make representations, warranties or guarantees concerning Company's Products or accept the return of, or make any allowance for such Products.

     D. Marketlink shall comply with all terms and conditions set forth in Exhibit D.

     E.  Company shall comply with all terms and conditions set forth in Exhibit
         E.

7.       USE OF TRADEMARKS AND TRADENAMES

Marketlink recognizes and concedes for all purposes that all trademarks, trade names, logos or identifying slogans affixed to Company's Products or any accompanying labels, containers, and cartons, whether or not registered ("Trademarks"), constitute the exclusive property of Company and cannot be used by Marketlink except only in connection with promoting the sale of Company Products hereunder and only with the Company's prior written approval. During the term of this Agreement, Marketlink is authorized by Company to use Company's Trademarks in connection with Marketlink's promotion of Company Products, provided that Marketlink's use of such Trademarks shall be in accordance with Company's policies from time to time communicated to Marketlink and with Company's prior written approval. Marketlink shall have no interest in such Trademarks by virtue of this Agreement except as herein expressly provided, and Marketlink's use of such Trademarks shall cease immediately upon termination or expiration of this Agreement. Company reserves the right to change Company Trademarks without notice. Marketlink shall not change or remove any Company Trademarks or third-party trademarks or other proprietary notices on or contained within the Products.

8.       INDEMNIFICATIONS

     A. Company shall be solely responsible for and agrees to defend or settle (at its option) and hold Marketlink harmless against and to pay all losses, costs, damages and expenses whatsoever, including reasonable attorney fees, which Marketlink may sustain or incur on account of a third-party's action instituted against Marketlink, based on (a) infringement or alleged infringement of U.S. patents, or the Trademarks, resulting from


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         Marketlink's distribution of the CyberGuard-developed products or use of the Trademarks as authorized hereunder, or (b) warranty claims or product liability claims arising out of the CyberGuard-developed products; provided that the above indemnity shall not apply if the infringement is caused by the combination, operation or use of the CyberGuard-developed products with any product not developed by CyberGuard if such claim would have been avoided but for such combination, operation or use, and provided further that Marketlink will promptly deliver to Company any notices or papers served upon it in any proceeding covered by this indemnity, and Company will defend same at its expense. Marketlink shall, however, have the right to participate in the defense at its own expense.


     B. Marketlink shall be solely responsible for, and shall indemnify and hold Company free and harmless from, any and all claims, damages or lawsuits (including Company's attorney's fees) arising out of (a) the acts or omissions to act of Marketlink, its employees or its agents;
         (b) any misrepresentation, breach or non-fulfillment of any of the covenants or agreements of Marketlink in this Agreement; (c) any liability, obligation, or commitment relating to the operation of Marketlink's business arising out of transactions contemplated hereunder; (d) any violation of U.S. law including but not limited to laws and regulations referred to in Section 12 and violation of Section 15; or (e) any claim of patent, copyright or trademark infringement arising from or relating to the combination of the Products with any other product or service provided by Marketlink to the Customers. Company will promptly deliver to Marketlink any papers served upon it in any proceeding covered by this indemnity, and Marketlink will defend same at its expense. Company shall, however, have the right to participate in the defense at its own expense.

9.       TERM OF AGREEMENT AND TERMINATION

     A. This Agreement shall be effective on the day of July 1st, 2001, and shall continue until June 30th, 2004. This Agreement shall automatically be renewed from year to year thereafter unless terminated by either party upon ninety (90) days written notice of its intent not to renew to the other by registered or certified mail prior to the end of the initial term of this Agreement, or any renewal term.

     B. Termination for Cause or Convenience: This Agreement may not be terminated for convenience in the first six months by either party. After the initial six months, this Agreement may be terminated by either party for any reason at any time by giving the other party written notice ninety (90) days in advance. Either party may immediately terminate this Agreement for cause by providing written notice to the other party if the other party (a) has breached any of the material covenants and agreements contained herein, including without limitation, Marketlink's failure to achieve Marketlink's minimum revenue commitment on quarterly basis or violation of the terms and conditions of Sections 12 or 15, or Exhibit D (except that violation of sections 1,2,7, or 8 of Exhibit D shall not constitute a material breach hereunder), or the Company's violation of the terms and conditions of Section 12 or 15 or Exhibit E (except that violation of sections 3 or 5 of Exhibit E shall not constitute a material breach hereunder) and (b) has not cured that breach (if the breach is curable) within 5 days after the written notice to the defaulting party.

     C. Termination for Insolvency: This Agreement shall terminate, without notice, (a) upon the institution by or against either party for insolvency, receivership or bankruptcy proceedings, (b) upon Marketlink making an assignment for the benefit of creditors, or (c) upon Marketlink dissolution.

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10.      RIGHTS UPON TERMINATION

     Upon termination of this Agreement for any reason:

     A. CyberGuard shall pay to Marketlink commissions on all Product orders (other than House Accounts) shipped or to be shipped into Marketlink's Territory, which orders are accepted by the Company prior to the effective date of termination of this Agreement, all in accordance with the terms and conditions of this Agreement.

     B. No additional compensation of any kind shall be paid to Marketlink as of the effective date of termination of this Agreement, except that:

                  (1) in the event this Agreement is terminated within the first 6 months from the effective date hereof, then CyberGuard will pay Marketlink the pro-rated amount of the Base Compensation that was due and earned through the date of termination but remained unpaid as of the termination date, and

                  (2) in the event CyberGuard terminates this Agreement for cause due to Marketlink's failure to achieve the minimum revenue commitments for the first quarter or for the second quarter of this Agreement as set forth in section 14 of Exhibit D hereof, then the "Special Option" as described in section 4 of Exhibit C hereof shall fully vest upon CyberGuard's receiving Marketlink's complete Reseller database for CyberGuard's use at CyberGuard's sole discretion.

     C. Marketlink shall immediately cease all promotion of the Products and representing itself as the sales representative firm for the Company's Products.

     D. Each party shall immediately destroy or return to the other party any and all of the other party's Confidential Information and marketing material in its possession or control. Upon either party's request, a duly authorized corporate officer of the other party shall certify in writing that such return or destruction has occurred.

     E. Except for damages for a material breach of this Agreement, neither party shall be liable to the other for damages of any kind, including without limitation any consequential or incidental damages, on account of the termination or expiration of this Agreement, and each party waives any right it may have to receive any compensation or reparations on termination or expiration of this Agreement other than as expressly provided herein.

11.      INTELLECTUAL PROPERTY RIGHTS

     A. Company retains sole and exclusive ownership of all worldwide copyrights, patents, trade secrets, know-how and other proprietary and intellectual property rights in and to the Products, including the Software, upgrades, Trademarks and documentation, and all designs, engineering details, schematics, drawings, and other similar data pertaining to them, as they exist now or in the future.

     B. The third parties providing and/or licensing to the Company the non-proprietary to Company portion of the Products retain sole and exclusive ownership of all worldwide copyrights, patents, trade secrets, know-how and other intellectual property rights in and to their respective products as they exist now or in the future.

12.      COMPLIANCE WITH LAWS

     A. Each party will comply with all applicable laws and regulations and ordinances in their performance under this Agreement.

     B. Marketlink agrees to comply with all export laws and regulations, including, but not limited to, the regulations of the U.S. government relating to the export of commodities



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         and technical data insofar as they relate to the activities under this
         Agreement. Each party hereby gives its written assurance that neither the Products nor any technical data provided by the other party under this Agreement, is intended to be shipped, directly or indirectly, to the prohibited countries identified by the U.S. government or proscribed end users or for proscribed uses as defined in the U.S. Export Administration Regulations.

13.      PUBLICITY

     A. Both parties hereto will jointly issue a press release on or about the effective date of this Agreement.

     B. Marketlink shall submit to Company for approval any and all public announcements, advertising and sales literature of Marketlink which refers to the Company and/or includes any Company trademarks.

14.      LIMITATION OF LIABILITY

     A. NOTWITHSTANDING ANYTHING TO THE CONTRARY, IN NO EVENT SHALL COMPANY OR ANY PERSON OR ENTITY THAT HAS BEEN INVOLVED IN THE CREATION OR PRODUCTION OF THE PRODUCTS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, LOSS OF DATA OR LOSS OF GOODWILL, REGARDLESS OF THE FORM OF ACTION, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE FURNISHING OF, PERFORMANCE OR USE OF ANY PRODUCTS, OR ANY PORTION OF THE PRODUCTS, AND ANY OTHER MATERIAL AND/OR SERVICES PROVIDED FOR, OR PERFORMED IN CONNECTION WITH, THIS AGREEMENT OR MARKETLINK'S FAILURE TO PERFORM ITS OBLIGATIONS TO THIRD PARTIES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     B. Company's entire liability for any action, claim or cause of action whatsoever, including without limitation, breach of contract, tort, negligence or any other legal theory, shall not exceed the amount actually received by the Company for the specific Product giving rise to such action, claim or cause of action. The limitations of liability set herein shall not apply to any damages for personal injury or damage to real or tangible personal property.

15.      CONFIDENTIALITY

     A. Confidential Information of the other party may only be used if necessary in the fulfillment of obligations of the parties hereunder. Confidential Information of a party hereto shall not be used in any way which is directly or indirectly detrimental to the other party or its business.

     B. The Confidential Information shall be kept confidential by each party except that each party may disclose the Confidential Information or portions thereof to those of its directors, officers, employees, contractors, agents and representatives (collectively, "Representatives") who (i) absolutely need to know such Confidential Information and (ii) have previously agreed in writing to be bound by the terms and conditions as protective of the Confidential Information as those in this Agreement. Each party hereto agrees to be responsible for any breach of this Agreement by its Representatives. Each party shall also use the same degree of care to avoid disclosure of such Confidential Information as such party employs with respect to its own Confidential Information of like importance, but in no event less than reasonable care. Each party shall hold in confidence, and shall take all reasonable measures


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         to prevent disclosure of the Confidential Information by its
         Representatives, and not disclose, to any third party for any reason or purpose whatsoever any materials which contain Confidential Information (regardless of who prepared such materials), and whether oral or in writing or other medium, or copies thereof, and whether acquired from the other party or acquired through inspection of the other party's property.

     C. Marketlink agrees not to trade in the securities on the basis of the Confidential Information which it receives from CyberGuard under this Agreement. Marketlink acknowledges that a violation of this Section 15 may constitute a violation of the securities laws and regulations by Marketlink.

     D. Each of the parties hereto acknowledges that irreparable harm, for which there would be no adequate remedy at law, would arise from a violation of this Agreement, which would give rise to a right to an injunction in favor of the non-breaching party. Notwithstanding the foregoing, the parties are entitled to pursue any appropriate remedies at law or in equity for breach of this Agreement.

     E. With respect to the Confidential Information, neither party shall (nor shall any Representative of a party) create, produce or develop in any manner, nor shall a party copy, photograph or reproduce in any manner, in whole or in part, the Confidential Information of such other party, without the prior written consent of the other party.

     F. "Confidential Information" includes, but shall not be limited to, the Products, trade secrets, policies, procedures, techniques, designs, drawings, know-how, technical information, specifications, computer software, intellectual property, information and data relating to the development, research, testing, manufacturing, costs, marketing and uses of the products and services developed, manufactured or sold by a party hereto, each party's budgets and strategic plans, and the identity and special needs of customers for the products and services relating to each party's databases, data, all technology relating to each party's business, systems, methods of operation, customer lists, customer information, business and financial information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of each party.

     G. Notwithstanding the foregoing, information shall not be deemed Confidential Information and the receiving party shall have no obligation with respect to any such information which: (a) is already known to the receiving party, and such prior knowledge can be demonstrated through physical evidence that pre-dates the date of disclosure and such prior knowledge was not gained through a confidential disclosure; (b) is or becomes publicly known through publication or otherwise and through no wrongful act of receiving party; (c) is received from a third party without similar restriction and without a breach of this Agreement; (d) is furnished to a third party by the disclosing party without a similar restriction on the third party's rights; (e) is approved for release by written authorization of the disclosing party (so long as such release complies with any requirements of the authorization); or (f) is disclosed pursuant to the lawfully imposed requirement of a governmental agency or disclosure is required by operation of law.

     H. In the event that either party or any of its Representatives become legally compelled to disclose any of the Confidential Information of the other party, it shall provide the other party with prompt prior written notice so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions hereof, the receiving party agrees to furnish only that portion of the Confidential Information which, as advised by written opinion of counsel, is legally required and to exercise its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information including filing any requests for confidential treatment as may be afforded under any law, rule or regulation. In any event, neither party nor any of their Representatives will oppose action by the other party to obtain an

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         appropriate protective order or other reliable assurance that confidential treatment be accorded the Confidential Information.

     I. Each party understands and acknowledges that the other party is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and the other party will not have any liability to such party or any other person resulting from the use by such party of the Confidential Information.

16.      NONSOLICITATION

     A. During the term of this Agreement and for one (1) year thereafter, each party, directly or indirectly, will not solicit, hire or contact any employee of the other party for the purpose of hiring them or causing them to terminate their employment relationship with the other party.

     B. Unless otherwise agreed to in writing by the parties hereto, in the event that a party hires an employee of the other party, the hiring party will pay a fee to the other party equal to thirty (30%) of the new hire's first year base salary, commission and bonus, payable monthly, beginning with the second month of the new hire's hire date with the hiring party. No other compensation or costs shall be paid by the hiring party to the other party.

17.      GENERAL

     A. This Agreement, together with the attached exhibits, constitutes the entire agreement of the parties and shall supersede any other prior oral or written agreements or understandings with respect to the subject matter hereof; and shall be binding upon and inure to the benefit of the parties' successors and assigns. Except for Exhibit A and Exhibit F, this Agreement may not be modified in any way without the written consent of both parties.

     B. Marketlink shall not have the right to assign this Agreement in whole or in part without Company's written consent. The Company may assign this Agreement or any right, obligation or interest herein to any assignee, transferee, "spin off" or successor in interest of substantially all of the assets of Company.

     C. This Agreement shall be interpreted according to the laws of the State of Delaware, without regard to the choice of law considerations.

     D. In the event that a dispute arises between the parties pertaining to any matters related to this Agreement, the following procedure shall apply and the parties shall make all best efforts to resolve the dispute in good faith as quickly as possible: (i) In the event of any such dispute, the matter shall be immediately referred to the respective Chief Financial Officer of each party; (ii) In the event that those Chief Financial Officers cannot resolve such dispute within 30 days, the matter shall be submitted to the respective Chief Executive Officer of each party; (iii) In the event that the respective Chief Executive Officers cannot resolve such dispute within 10 days, then either party may pursue any other remedy available under law or in equity.

     E. If any portion of this Agreement shall be finally determined by a court of competent jurisdiction to be invalid or unenforceable, such portion shall be enforced to the maximum extent permitted by law and the remainder of this Agreement shall continue in full force and effect.

     F. All notices hereunder shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by overnight courier or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, to the address as set forth on the first page of this Agreement, or to such other address as designated from time to time.

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     G.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

     H. Company shall be excused from any delay in performance or for non-performance of any of its obligations hereunder caused by any circumstances beyond its control, including without limitation, any Act of God, fire, flood, government laws regulations (including inability to export Product due to U.S. government's denial or withdrawal of approval to export), orders or similar requests, accident, labor dispute, unavoidable breakdown, the failure of any applicable telecommunications network, war, civil unrest or disruption to the extent that any such circumstances affect Company's ability to perform its obligations under this Agreement.

     I. Any waiver by any party hereto of any condition, or breach of any provision, term, covenant, representation or warranty contained in this Agreement shall not be deemed or construed as a waiver of any condition or of the breach of any other provision, term, covenant, representation of this Agreement.

     CyberGuard Corporation                 Marketlink Technologies, LLC

     By                                     By
       ----------------------------           -----------------------------

     Title                                  Title
          -------------------------               -------------------------

     Date                                   Date
          -------------------------             ---------------------------

                                    EXHIBIT A

     PRODUCTS

     The term "Products" as used in this Agreement shall mean the following:

     All products and services available for sale in the Territory (but specifically excluding Product maintenance renewals and Product support renewals) as listed in the Company's Price List attached hereto. The Price List may be updated by the Company at any time.

                                    EXHIBIT B

     TERRITORY

     The United States

                                    EXHIBIT C

                                  COMPENSATION

         1. Commissions: Marketlink shall receive a commission of 5% of the Net Invoice Price of all Product sales (excluding Product maintenance renewals and Product support renewals) shipped during the term of the Agreement in the Territory except for any and all sales to House Accounts. Notwithstanding the foregoing, Marketlink shall receive a commission of 2% of the Net Invoice Price of all sales of the Company's FS Lite product (excluding FS Lite maintenance renewals and FS Lite support renewals) shipped during the term of the Agreement in the Territory except for any and all sales to House Accounts.

         2. Base Compensation: For months 1 through 6 from the effective date of the Agreement (provided this Agreement is not terminated earlier), Company agrees to pay to Marketlink $75,000 per month base compensation for Marketlink's management of the field and telesales effort, 40 field sales, 10 telesales personnel calling on potential Customers for CyberGuard in the Territory, to be paid monthly, beginning on the 15th day from the effective date hereof.

         3. Draw: For months 7 through 12 from the effective date of the Agreement (provided this Agreement is not terminated earlier), Base Compensation will convert to a draw (recoverable by CyberGuard) against same quarters commissions earned by Marketlink hereunder.

         4. Stock Options: Subject to CyberGuard's Board of Directors' approval and CyberGuard's stock option plan and CyberGuard stock option agreement terms and conditions, CyberGuard will issue to Marketlink options to purchase CyberGuard Common Stock as follows:

                  (a) Option to purchase, in the aggregate, 33,000 shares of CyberGuard Common Stock at the price per share equal to the closing price of the CyberGuard Common Stock on the effective date of this Agreement; with vesting only after the first 50 Resellers identified by Marketlink: (i) sign CyberGuard's Reseller Agreement, (ii) purchase demo equipment, and (iii) complete initial training.

                  (b) Option to purchase, in the aggregate, 300,000 shares of CyberGuard Common Stock; with vesting in 20,000 shares increments upon Marketlink's achieving each $5 million in revenue to CyberGuard, with the below 3-year revenue commitments, at the prices per share equal to the closing price of the CyberGuard Common Stock on the effective date of this Agreement:

                         Year  Revenue

                          1.    $11M
                          2.    $20.5M
                          3.    $42M

                  (c) Option to purchase, in the aggregate, 17,000 shares of CyberGuard Common Stock at the price per share equal to the closing price of the CyberGuard Common Stock on the effective date of this Agreement, with vesting only upon Marketlink achieving the first year revenue commitment of $11 million within the first year from the effective date of the Agreement.

                  (d) Option to purchase, in the aggregate, 150,000 shares of CyberGuard Common Stock at the price per share equal to the closing price of the CyberGuard Common Stock on the effective date of this Agreement, with vesting as follows:

                           (1) During the first year of this Agreement, a maximum of 72,666 shares can vest, in the following increments:

                                    a.       1,000 shares shall vest each time
                                             an individual sales employee of
                                             Marketlink achieves $50,000 in
                                             revenue to CyberGuard hereunder
                                             during the first quarter of this
                                             Agreement;

                                    b.       1,000 shares shall vest each time
                                             an individual sales employee of
                                             Marketlink achieves $75,000 in
                                             revenue to CyberGuard hereunder
                                             during the second quarter of this
                                             Agreement;

                                    c.       1,000 shares shall vest each time
                                             an individual sales employee of
                                             Marketlink achieves $150,000 in
                                             revenue to CyberGuard hereunder
                                             during the third quarter of this
                                             Agreement;

                                    d.       1,000 shares shall vest each time
                                             an individual sales employee of
                                             Marketlink achieves $250,000 in
                                             revenue to CyberGuard hereunder
                                             during the fourth quarter of this
                                             Agreement.

                           (2) During the second year of this Agreement, a maximum of 40,000 shares can vest, in increments as follows: 500 shares shall vest each time an individual sales employee of Marketlink achieves $250,000 in revenue to CyberGuard hereunder during the second year of this Agreement.

                           (3) During the third year of this Agreement, a maximum of 20,000 shares can vest, with the vesting schedule to be determined by CyberGuard and Marketlink at the appropriate time.

                           (4) The remaining 17,334 shares of this option will be reserved for vesting upon special promotions, with mutual agreement of both parties hereto, which promotions will specifically include the vesting of 2,000 shares for the top performer for each quarter of the first year of this Agreement.

                                    Marketlink hereby represents and agrees to
                           exercise and promptly distribute the proceeds of the respective vested options directly to the respective individual sales employee of Marketlink that earned the vested shares.

                                    Marketlink further agrees (i) to identify by
                           name the individual sales employees and their respective revenue amounts in order to allow CyberGuard to review and determine whether any shares should become vested under this option, and (ii) to notify CyberGuard in the event, in accordance with Marketlink's records, any of the individuals achieves the revenue amounts within the specified time-frame, which would trigger vesting as described above. CyberGuard reserves the right to audit Marketlink's books and records in connection with the option grants.

                  (e) "Special Option". On the effective date of this Agreement, CyberGuard agrees to issue to Marketlink an option to purchase, in the aggregate, 100,000 shares of CyberGuard Common Stock at the price per share equal to the closing price of CyberGuard Common Stock as of the effective date of this Agreement, which option shall vest only if: (1) CyberGuard terminates this Agreement for cause due to Marketlink's failure to achieve the minimum revenue commitments for the first quarter or for the second quarter of this Agreement as set forth in section 14 of Exhibit D of this Agreement, and
                  (2) CyberGuard receives Marketlink's complete Reseller database for CyberGuard's use at CyberGuard's sole discretion.

                  (f) The above-listed options will expire in 5-years from the date of their respective issuance unless otherwise terminated earlier.

                  (g) Effective on the date of termination of this Agreement, the above-listed options shall terminate, but Marketlink's right to exercise the vested shares under each above-listed option shall survive for ninety (90) days from the termination date of this Agreement.

                  (h) Company and Marketlink agree to work together to prepare and enter into stock option agreements for the above-described options within a reasonable time after the effective date of this Agreement.

                                    EXHIBIT D
   Requirements Of Marketlink

During the term of this Agreement, Marketlink will:

         1. Provide 40 trained outside sales personnel to call on Resellers for CyberGuard Corporation.

         2. Provide 10 inside sales personnel supporting leads/inbound calls for CyberGuard Corporation.

         3. Provide Marketlink VAR database of customers for pursuit and introduction of the Products.

         4. Provide Personnel and equipment for any Marketlink-proposed regional tradeshow that CyberGuard Corporation participates.

         5. Provide Reseller trainings - after initial trainings, Marketlink will sales train all Resellers within its channel.

         6. Provide Regional offices to be used as training facilities by CyberGuard Corporation for Marketlink Reseller trainings.

         7. Identify Resellers and cause the signing of CyberGuard's Reseller Agreement between CyberGuard and each of the new Resellers approved by CyberGuard in the appropriate amount to drive the agreed upon sales commitments. Any termination of this Agreement will not affect the Reseller Agreements between CyberGuard and respective Resellers. Resellers will be signed with the intent of developing a non-overlapping, geographically diverse reseller base.

         8. Appropriately divide the Resellers within the Territory to incentivize the Resellers and avoid commoditizing of the Products.

         9. Provide pipeline and unit forecast data to CyberGuard twice per month.

         10. Attend CyberGuard weekly sales management call for first 6 months of the Agreement and reconsider frequency at that point.

         11. Commit to investigate the establishment of "Marketlink" security services product using CyberGuard professional services team, and make a go/no go decision in 45 days from the effective date of the Agreement.

         12. Not market, promote for sale, represent in sale in any way, sell, or distribute products competitive to the Products (including without limitation, Firewall Software, Firewall Appliance, VPN); provided that, specifically, the OpenReach VPN product marketed by Marketlink shall not be considered competitive to the Products for the purposes of this Agreement.

         13. Marketlink agrees to allow CyberGuard to train all Marketlink's sales personnel in a customized 1 1/2 day training course at Marketlink's 8 office locations in a maximum of 30 days from the effective date of this Agreement. Marketlink also agrees and commits to have at least 30 Marketlink's sales personnel pass the Company's CSS training program testing criteria in that time.

14.      Achieve quarterly revenue commitment in the first year as follows:

         a.  July 1st - Sept. 30th, 2001                    $   300,000
         b.  Oct. 1st - Dec. 31st, 2001                     $ 1,500,000
         c.  Jan. 1st - Mar. 31st, 2002                     $ 3,700,000
         d.  Apr. 1st - June 30th, 2002                     $ 5,500,000
                                                            -----------

                       Total Year One Goal                  $11,000,000
                                                            -----------

         Marketlink and CyberGuard further agree that in the event Marketlink exceeds the revenue commitment for a prior quarter of this Agreement but fails to meet the revenue commitment for the following quarter during the first year of this Agreement, then the revenue amount achieved by Marketlink above the prior quarter's commitment ("Excess Revenue") shall be applied towards the commitment for the following quarter. (By way of example, if Marketlink achieves revenue of $400,000 during the first quarter of this Agreement and $1,400,000 during the second quarter of this Agreement, then the $100,000 Excess Revenue achieved in the first quarter will be applied towards the second quarter commitment, thus Marketlink would then meet its $1,500,000 revenue commitment.)

15. Manage CyberGuard Resellers existing as of the effective date of this Agreement.

                                    EXHIBIT E

   Requirements Of CyberGuard Corporation

During the term of this Agreement, CyberGuard will:

         1. Pay compensation to Marketlink in accordance with the terms and conditions set forth in this Agreement, including Exhibit C above.

         2. CyberGuard will budget $100,000 to be devoted to: (a) the Marketlink National Sales Training event held in Las Vegas the second week of November; and (b) Participation in approximately 75 regional tradeshows that Marketlink is an exhibitor. Marketlink and CyberGuard will mutually determine the best shows to participate in on a case-by-case basis.

         3. Provide a reasonable amount of print literature and other marketing materials estimated at approximately 10,000 pieces of each document per year.

         4. Provide seventeen (17) demonstration equipment/sales samples for seventeen Marketlink offices, tradeshow usage and rotating field units, subject to the terms and conditions of the Company's License Agreement. These 17 units must be returned to CyberGuard at the expiration or termination of this Agreement. All risk of loss, damage or destruction in connection with these 17 units rests with Marketlink and Marketlink will fully indemnify CyberGuard for all liabilities resulting from any such loss, damage or destruction.

         5. Preparation and supply of specific electronic marketing materials for e-mail blasts as requested by Marketlink and finally approved by CyberGuard.

         6. Provide demonstration hardware and software available for all Resellers, as outlined in the CyberGuard Reseller Agreement.

         7. CyberGuard will sustain a marketing campaign to create Product awareness at the end user level at least on the level of the marketing campaign as of the effective date of the Agreement.

         8. CyberGuard will provide to Marketlink all leads in the Territory generated for distribution to the Marketlink reseller channel.

         9. CyberGuard Regional Managers will work in conjunction with Marketlink field sales personnel to build channel for CyberGuard.

         10. CyberGuard Systems Engineers will work in conjunction with Marketlink personnel on an "as needed" basis.

         11. Provide Resellers with technical training seminars; technical written support materials; and a telephone or web-based technical support for Company products and information about competitive products, in accordance with CyberGuard Reseller Agreement.

         12. Company agrees to train and educate Marketlink's customer service personnel about the Products, to the extent of Company's abilities, provided that such training is held at the Company's Fort Lauderdale, FL facility and that Marketlink will pay for all travel and travel-related expenses in connection with the training.

                                    EXHIBIT F

                                 HOUSE ACCOUNTS

As of the effective date of this Agreement, the following are designated House
Accounts:

                                 AMENDMENT NO. 1

                 TO THE MANUFACTURER'S REPRESENTATIVE AGREEMENT

This Amendment No. 1 ("Amendment") to the below-referenced Agreement is entered into effective as of July 11, 2001 by and between CyberGuard Corporation ("CyberGuard") and Marketlink Technologies, LLC ("Marketlink").

WHEREAS, CyberGuard and Marketlink are parties to that certain Manufacturer's Representative Agreement dated July 1, 2001 ("Agreement"); and

WHEREAS, CyberGuard and Marketlink wish to amend the Agreement to the mutual benefit of both parties hereto.

NOW THEREFORE, for and in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, CyberGuard and Marketlink hereby agree to amend the Agreement as follows:

         1. Exhibit B of the Agreement shall be amended by deleting the following phrase "TERRITORY The United States" and substituting it with the following:

                  "Territory: The United States except for California, Nevada, New York, Georgia, North Carolina, South Carolina, Florida, Mississippi, Alabama and Tennessee.

                  In the event that (1) all agreements between Symantec, its successors and assigns, on one hand, and Marketlink and/or the Three Owners, on the other hand, relating to Symantec's Firewall/VPN products shall terminate for whatever reason during the term of this Agreement, and (2) Marketlink notifies CyberGuard in writing of all terminations in their entirety, and (3) CyberGuard then acknowledges to Marketlink in writing that the Territory hereunder will be the entire United States, then effective as of the date of CyberGuard's written acknowledgement to Marketlink ("Territory Change Date") the Territory under this Agreement shall be the entire United States; provided, however, that: (A) the Special Offices comply with the terms and conditions of this Agreement, and
                  (B) no additional compensation will be paid by CyberGuard hereunder except for (i) the commission payments for Product sales, if any, (excluding House Accounts) in the regions of the Special Offices, and (ii) in the event the Territory Change Date is within the first 12 months from the effective date of this Agreement, then effective as of and prorated from the Territory Change Date the amount of Base Compensation and/or draw, as applicable, payable to Marketlink hereunder will be increased to $75,000 per month and Marketlink's quarterly revenue commitments will be increased to the following:

                  a.  July 1st - Sept. 30th, 2001               $   300,000
                  b.  Oct. 1st - Dec. 31st, 2001                $ 1,500,000
                  c.  Jan. 1st - Mar. 31st, 2002                $ 3,700,000
                  d.  Apr. 1st - June 30th, 2002                $ 5,500,000
                                                                -----------
                                    Total Year One Goal         $11,000,000."
                                                                ------------

         2. Section 2 of Exhibit C of the Agreement shall be amended by deleting the phrase "$75,000 per month" and replacing it with "$57,000 per month".

         3. Section 4(a) of the Exhibit C of the Agreement shall be amended by deleting the phrase "33,000 shares" and substituting it with "30,000 shares" and deleting the phrase "50 Resellers" and substituting it with "35 Resellers".

         4. Section 4(b) of the Exhibit C of the Agreement shall be deleted in its entirety and the following Section 4(b) shall be inserted in its place:

                      "Option to purchase, in the aggregate, 210,000 shares of CyberGuard Common Stock; with vesting in 20,000 shares increments upon Marketlink's achieving each $5 million in revenue to CyberGuard, with the below 3-year revenue commitments, at the prices per share equal to the closing price of the CyberGuard Common Stock on the effective date of this Agreement:

                         Year    Revenue
                           1.    $ 7.7M
                           2.    $14.35M
                           3.    $29.4M"

         5. Section 4(c) of the Exhibit C of the Agreement shall be amended by deleting the phrase "17,000 shares" and substituting it with "20,000 shares" and the phrase "11 million" and substituting it with "7.7 million".

         6. The first sentence of Section 4(d) of the Exhibit C of the Agreement shall be amended by deleting the phrase "150,000 shares" and substituting it with "125,000 shares".

         7. Section 4(d)(3) of the Exhibit C of the Agreement shall be amended by deleting the phrase "20,000 shares" and substituting it with "12,334 shares".

         8. The first sentence of Section 4(d)(4) of the Exhibit C of the Agreement shall be deleted in its entirety.

         9. Section 4(e) of the Exhibit C of the Agreement shall be deleted in its entirety.

         10. Section 12 of the Exhibit D of the Agreement shall be deleted in its entirety and the following Section 12 shall be inserted in its place:

                      "Not market, promote for sale, represent in sale in any way, sell, or distribute products competitive to the Products (including without limitation, Firewall Software, Firewall Appliance, VPN) directly or indirectly in the Territory; provided that, specifically, the OpenReach VPN product marketed by Marketlink shall not be considered competitive to the Products for the purposes of this Agreement."

         11. Section 14 of the Exhibit D of the Agreement shall be deleted in its entirety and the following shall be inserted in its place:

         "14. Achieve quarterly revenue commitment in the first year as follows:

                  a.  July 1st - Sept. 30th, 2001            $   200,000
                  b.  Oct. 1st - Dec. 31st, 2001             $ 1,050,000
                  c.  Jan. 1st - Mar. 31st, 2002             $ 2,600,000
                  d.  Apr. 1st - June 30th, 2002             $ 3,850,000
                                                             -----------
                                    Total Year One Goal      $ 7,700,000
                                                             -----------

                           Marketlink and CyberGuard further agree that in the event Marketlink exceeds the revenue commitment for a prior quarter of this Agreement but fails to meet the revenue commitment for the following quarter during the first year of this Agreement, then the revenue amount achieved by Marketlink above the prior quarter's commitment ("Excess Revenue") shall be applied towards the commitment for the following quarter. (By way of example, if Marketlink achieves revenue of $300,000 during the first quarter of this Agreement and $950,000 during the second quarter of this Agreement, then the $100,000 Excess Revenue achieved in the first quarter will be applied towards the second quarter commitment, thus Marketlink would then meet its $1,050,000 revenue commitment.)"

         12. The following Section 17 shall be inserted at the end of Exhibit D of this Agreement:

                           "Assure that Marketlink's website displays during the term of this Agreement CyberGuard Corporation as Marketlink's firewall/VPN partner."

         13.      The following Section 1.G shall be inserted at the end of
                  Section 1 of the Agreement:

                           ""Special Offices" means the Marketlink's offices located outside the Territory in charge of the following regions: California, Nevada, New York, Georgia, North Carolina, South Carolina, Florida, Mississippi, Alabama and Tennessee."

         14.      The following Section 1.H shall be inserted at the end of
                  Section 1 of the Agreement:

                           ""Three Owners" means the three Marketlink owners, or any of their successors or replacements during the term of this Agreement, in charge of the Special Offices."

         15. Section 10.B (1) and (2) shall be deleted it in its entirety and the following Section 10.B shall be substituted in its place:

                           "No additional compensation of any kind shall be paid to Marketlink, except that (1) in the event this Agreement is terminated for cause within the first six months from the effective date of the Agreement, CyberGuard will pay to Marketlink the pro-rated amount of the Base Compensation that was unpaid but due and earned through the effective date of termination of this Agreement, and (2) in the event this Agreement is terminated for cause by CyberGuard during the first twelve months from the effective date hereof due to Marketlink's failure to achieve the minimum revenue commitments set forth in Section 14 of Exhibit D hereof, then CyberGuard will pay to Marketlink commission in the percentage(s) as set forth in this Agreement for all Product sales in the Territory by the Resellers, if any, which sales were accepted by CyberGuard (except for House Accounts) during the period of three months from the effective date of termination of this Agreement, subject to CyberGuard's unconditional right to chargeback Marketlink for the commissions paid or credited to Marketlink on all sales accepted by CyberGuard but
                           (i) not paid for by a Customer
                           over ninety (90) days past the invoice date and/or
                           (ii) returned by Customer to CyberGuard for credit."

         16. Capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

         17. All terms and conditions of the Agreement are hereby ratified and shall remain in full force and effect except to the extent this Amendment expressly modifies or is inconsistent with the terms and conditions of the Agreement, in which case the terms of this Amendment shall be controlling.

IN WITNESS WHEREOF, the parties have executed this Amendment to the above-referenced Agreement effective as of the date first written above.

CYBERGUARD CORPORATION                    MARKETLINK TECHNOLOGIES, LLC

BY:                                       BY:
   ----------------------------               ------------------------------

NAME:                                     NAME:
     --------------------------                -----------------------------

TITLE:                                    TITLE:
      -------------------------                 ----------------------------

DATE:                                     DATE:
     --------------------------                 ----------------------------